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                             [Letterhead of Foamex]



Press Release    Contact:         John Feenan             Marisa Jacobs
                                  610 859-3081            Emma Murphy
                                  David E. Bright         Gavin Anderson & Co.
                                  212 230-0488            212 373-0200
FOR IMMEDIATE RELEASE


                  FOAMEX L.P. OFFERS TO REPURCHASE PUBLIC DEBT
                             TOTALING $248.0 MILLION
                           ---------------------------


LINWOOD, PENNSYLVANIA, September 2, 1998 - Foamex L.P. announced today that, in connection with the financing of a merger of a subsidiary of Trace International Holdings Inc. into its parent corporation, Foamex International Inc. (NASDAQ:
FMXI), pursuant to a Merger Agreement dated June 25, 1998, Foamex L.P. had commenced tender offers with concurrent consent solicitations for a total of $248.0 million of aggregate principal of public debt, including:

         1) $150.0 million of aggregate principal of its 9 7/8% Senior Subordinated Notes due 2007 (the "9 7/8% Notes"); and,

         2) $98.0 million of aggregate principal of its 13 1/2% Senior Subordinated Notes due 2005 (the "13 1/2% Notes").


     The aggregate consideration for each series of notes will be calculated to result in a yield to the first call date of such series of notes equal to the sum of (a)(i), for the 9 7/8% Notes, the yield on the 6 1/2% United States Treasury Note due May 31, 2002 and (ii), for the 13 1/2 Notes, the yield on the 6% United States Treasury Note due August 15, 2000, and (b) 50 basis

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points. Based on the yields of the aforementioned United States Treasury Notes as of September 1, 1998 the aggregate consideration for the 9 7/8% Notes would be 118.405% and for the 13 1/2% Notes would be 120.312%. The aggregate consideration will be comprised of a consent fee of 2% and a tender price equal to the aggregate consideration less the consent fee.

     The consent solicitations will expire on September 22, 1998 and the tender offers will expire on September 30, 1998. However, Foamex L.P. currently intends to extend the tender offers until October 5, 1998. Holders who tender their notes on or prior to the termination of the consent solicitations will receive the tender price and the consent fee. Holders who tender their notes after termination of the consent solicitations, but prior to termination of the tender offers, will receive the tender price, but will not receive the consent fee. Donaldson, Lufkin & Jenrette Securities Corp. (212 892-7064) is acting as the dealer manager for the tender offers and the consent solicitations. Holders who tender their securities in the tender offers will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their securities.

     Consummation of the tender offers, the consent solicitations, the merger and the requisite financing are subject to conditions, several of which are beyond the Company's control, and there can be no assurance that such transactions will be consummated.



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     Foamex manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex operates under four business units: Foam Products, Carpet Cushion Products, Automotive Products, and Technical Products.

     Editors note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.


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